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Exhibit 3.(i)2

RESTATED CERTIFICATE OF INCORPORATION

OF TECHWELL, INC.

        Techwell, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

        FIRST:    The name of the corporation is Techwell, Inc.

        SECOND:    The original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on                   ,          and the original name of the corporation was Techwell Reincorporation Sub,  Inc. A Certificate of Merger whereby Techwell, Inc., a California corporation, was merged with and into the corporation was filed with the Secretary of State of the State of Delaware on                   , 2005. A Certificate of Amendment was whereby the name of the corporation was changed to Techwell, Inc. was filed with the Secretary of State of the State of Delaware on                   , 2005.

        THIRD:    Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Restated Certificate of Incorporation restates, integrates and further amends the provisions of the Certificate of Incorporation of the corporation.

        FOURTH:    The Certificate of Incorporation of the corporation shall be amended and restated to read in full as follows:

ARTICLE I

        The name of the corporation is Techwell, Inc.

ARTICLE II

        The address of the registered office of the corporation in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III

        The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "DGCL").

ARTICLE IV

        A.    Classes of Stock.    The total number of shares of all classes of capital stock that the corporation shall have authority to issue is two hundred sixty million (260,000,000), of which two hundred fifty million (250,000,000) shares of the par value of one one-tenth of one cent ($0.001) each shall be Common Stock (the "Common Stock") and ten million (10,000,000) shares of the par value of one one-tenth of one cent ($0.001) each shall be Preferred Stock (the "Preferred Stock"). The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the then outstanding shares of Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such Preferred Stock holders is required pursuant to the provisions established by the Board of Directors of the corporation (the "Board of Directors") in the resolution or resolutions providing for the issue of such Preferred Stock, and if such holders of such Preferred Stock are so entitled to vote thereon, then, except as may otherwise be set forth in this Restated Certificate of Incorporation, the only stockholder approval required shall be the affirmative vote of a majority of the combined voting power of the Common Stock and the Preferred Stock so entitled to vote.

        B.    Preferred Stock.    The Preferred Stock may be issued from time to time in one or more series, as determined by the Board of Directors. The Board of Directors is expressly authorized to provide for the issue, in one or more series, of all or any of the remaining shares of Preferred Stock and, in the resolution or resolutions providing for such issue, to establish for each such series the number of its shares, the voting powers, full or limited, of the shares of such series, or that such shares shall have no voting powers, and the designations, preferences and relative, participating, optional or other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof. The Board of Directors is also expressly authorized (unless forbidden in the resolution or resolutions providing for such issue) to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issuance of shares of that series. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

        C.    Common Stock.

        1.    Relative Rights of Preferred Stock and Common Stock.    All preferences, voting powers, relative, participating, optional or other special rights and privileges, and qualifications, limitations, or restrictions of the Common Stock are expressly made subject and subordinate to those that may be fixed with respect to any shares of the Preferred Stock.

        2.    Voting Rights.    Except as otherwise required by law or this Restated Certificate of Incorporation, each holder of Common Stock shall have one vote in respect of each share of stock held by such holder of record on the books of the corporation for the election of directors and on all matters submitted to a vote of stockholders of the corporation.

        3.    Dividends.    Subject to the preferential rights of the Preferred Stock, the holders of shares of Common Stock shall be entitled to receive, when and if declared by the Board of Directors, out of the assets of the corporation which are by law available therefor, dividends payable either in cash, in property or in shares of capital stock.

        4.    Dissolution, Liquidation or Winding Up.    In the event of any dissolution, liquidation or winding up of the affairs of the corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of the Preferred Stock, holders of Common Stock shall be entitled, unless otherwise provided by law or this Restated Certificate of Incorporation, to receive all of the remaining assets of the corporation of whatever kind available for distribution to stockholders ratably in proportion to the number of shares of Common Stock held by them respectively.

ARTICLE V

        In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware:

        A.    The Board of Directors is expressly authorized to adopt, amend or repeal the bylaws of the corporation, provided, however, that the bylaws may only be amended in accordance with the provisions thereof.

        B.    Elections of directors need not be by written ballot unless the bylaws of the corporation shall so provide.

        C.    The books of the corporation may be kept at such place within or without the State of Delaware as the bylaws of the corporation may provide or as may be designated from time to time by the Board of Directors.

ARTICLE VI

        No action required or permitted to be taken at any annual or special meeting of the stockholders may be taken without a meeting and the power of stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied. Special meetings of the stockholders of the corporation may be called only by the Chairman of the Board or the Chief Executive Officer of the corporation or by a resolution adopted by the affirmative vote of a majority of the Board of Directors.

ARTICLE VII

        A.    Limitation on Liability.    To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

        B.    Indemnification.    Each person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, employee benefit plan or other enterprise (including the heirs, executors, administrators or estate of such person), shall be indemnified and advanced expenses by the corporation, in accordance with the bylaws of the corporation, to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said law permitted the corporation to provide prior to such amendment) or any other applicable laws as presently or hereinafter in effect. The right to indemnification and advancement of expenses hereunder shall not be exclusive of any other right that any person may have or hereafter acquire under any statute, provision of the Restated Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

        C.    Insurance.    The corporation may, to the fullest extent permitted by law, purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

        D.    Repeal and Modification.    Any repeal or modification of the foregoing provisions of this Article VII shall not adversely affect any right or protection existing hereunder immediately prior to such repeal or modification.

ARTICLE VIII

        Notwithstanding any other provision of this Restated Certificate of Incorporation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then outstanding shares of the stock of the corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend in any respect or repeal this Article VIII, or Articles VI and VII.

*    *    *

        FIFTH:    This Restated Certificate of Incorporation was duly adopted by the Board of Directors of the corporation.

        SIXTH:    This Restated Certificate of Incorporation was duly adopted by the stockholders in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware. Written consent of the stockholders has been given with respect to this Restated Certificate of Incorporation in accordance with Section 228 of the General Corporation Law of the State of Delaware, and written notice has been given as provided in Section 228.

        IN WITNESS WHEREOF, the corporation has caused this certificate to be signed by its [President] and attested by its Secretary this      day of             , 200    .

Techwell, Inc.
By	[Name], [President]
Attest:
By	[Name], Secretary

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  Exhibit 3.(i)2
RESTATED CERTIFICATE OF INCORPORATION OF TECHWELL, INC.